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EX-5.1

Opinion of Hall, Estill & Hardwick



                              September 24, 1997

Multimedia Games, Inc.
7335 South Lewis Avenue
Tulsa, Oklahoma 74136

  RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 412,000 shares of your Common Stock (the "Shares") to be offered for sale for the benefit of certain selling shareholders. The Shares are to be sold from time to time by the selling shareholders as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the issuance and sale of the Shares.

     It is our opinion that the Shares, when issued pursuant to the terms of the Put and Call Agreement as described in the Registration Statement, will be legally and validly issued, fully paid, and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                     Very truly yours,

                                     HALL, ESTILL, HARDWICK, GABLE, GOLDEN &
                                     NELSON